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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                               FISCAL YEAR
                               ---------------------------------------------------------------------------
                                 1999             1998             1997            1996            1995
                               ---------       ---------        ---------        ---------       ---------
Income (loss) before
  provision (benefit)
  for taxes on income          $   2,756       $(430,328)       $ 179,762        $ 197,161       $ 110,487

Add - Fixed charges
  net of capitalized
  interest                        15,283           5,795            3,984            2,022           1,566
                               ---------       ---------        ---------        ---------       ---------

Income before taxes
  and fixed charges
  (net of capitalized
  interest)                       18,039        (424,533)         183,746          199,183         112,053
                               ---------       ---------        ---------        ---------       ---------

Fixed charges:

Interest (1)                      10,800              --               --               --              --

Capitalized interest               1,511              --               --               --              --

Estimated interest
  component of rental
  expense                          4,483           5,795            3,984            2,022           1,566
                               ---------       ---------        ---------        ---------       ---------
Total                             16,794           5,795            3,984            2,022           1,566
                               ---------       ---------        ---------        ---------       ---------

Ratio of earnings before
  taxes and fixed charges,
  to fixed charges                   1.1              --(2)          46.1             98.5            71.6
                               =========       =========        =========        =========       =========

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(1)  Interest expense includes the amortization of underwriting fees for the relevant periods outstanding

(2) As a result of the loss incurred for fiscal year 1998, the Company was unable to fully cover fixed charges. The amount of such deficiency in fiscal 1998 was approximately $5.8 million